DISTRIBUTION AGREEMENT

Entered into on this, the 12 day of January, 2004, in Moledet, Israel, by and between M.C.M. ENVIRONMENTAL TECHNOLOGIES LTD. Moledet, M P. Gilboa, Israel 19130 (hereinafter referred to as "MCM"); and LYSMED ______________ (hereinafter referred to as "Distributor")

WHEREAS MCM, has developed, manufactures and markets a disinfecting disposal unit for the treatment of contaminated waste particular to the medical setting, and marketed under the name: Steri M.C.M. Med, an Infectious Waste Disinfecting Disposal Unit and its applicable Separator (hereinafter "the Equipment");

AND WHERAS Distributor represents that it is well established in the distribution of products in the medical market and is interested in importing, marketing and selling the Equipment in LATVIA (hereinafter "the Territory");

NOW THEREFORE in consideration of the foregoing promises, covenants and agreements herein, the parties agree as follows:

1.  Preamble:

The Preamble to this Agreement and the attachments hereto are an integral part hereof,

2.  Appointment:

Company hereby appoints the Distributor, and Distributor hereby accepts such appointment, as its exclusive Distributor in the Territory in accordance with the terms and conditions set forth in this Agreement,

3. Representations:

3.1. Each party hereto represents that it is legally able to enter into this Agreement and that theft is no other contractual obligation or legal reason which would prevent it from doing so.

3.2. Distributor represents and warrants to MCM that it is, and at all times during the term of this Agreement shall be, in compliance with all laws in the Territory, and that Distributor is qualified and legally authorized to purchase and resell the Equipment and otherwise carry out its obligations hereunder.

3.3. Distributor shall take all necessary steps to obtain all regulatory and/or government approvals necessary, if any, to import, sell and operate the Equipment in the Territory. Distributor shall provide MCM with authenticated copies of such approvals. Distributor shall ensure that MCM is the official record owner of all such approvals.

3.4. As an integral part of its obligations hereunder, Distributor hereby undertakes to service all Equipment sold in the Territory, in accordance with Paragraph 10 below, for the entire duration of this Agreement and for an additional one year after the termination of this Agreement for any reason whatsoever. Notwithstanding the foregoing, MCM may, at its sole discretion, relieve distributor of this obligation to service Equipment, in whole or in part, by giving 60 days written notice.


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4. Duration and Exclusivity

4.1. Subject to any other provision(s) herein, this Agreement shall commence on the date of signature stated above (hereinafter the "Effective Date"), and be in effect for a period of three (3) years (the "Period").

4.2. Subject to any other provisions(s) herein, during the Period MCM shall not market or distribute the Equipment within the Territory except via the Distributor. Any order or inquiries received directly by MCM regarding sale of the Equipment within the Territory, including Private Label orders, will be referred to the Distributor.

4.3. If Distributor shall meet all Minimum Purchase Obligations, then at the end of the Period, the parties may enter into a discussion regarding an extension of this Agreement. Nothing contained in this sub-paragraph shall be construed to be an undertaking or obligation by either party to extend this Agreement.

4.4. Distributor may, with MCM prior written approval, seek customers located outside of the Territory and the Non Exclusive Territory during the Term of this Agreement.

5. Minimum Purchase Obligations:

Distributor hereby undertakes to purchase and take actual delivery of the following minimum amounts, in each of the 3 years specified below, as its Annual Purchases. The following are the Minimum Purchase Obligations by the Distributor.

5.1. At least ______________ units in the first year following the effective date of this Agreement, of which no less than ______________ units shall be ordered for delivery within the first half of the said year.

5.2. At least ______________ units in the second year following the effective date of this Agreement, of which no less than ______________ units shall be ordered for delivery within the first half of the said year.

5.3. At least ______________ units in the third year following the effective date of this Agreement, of which no less than ______________ units shall be ordered for delivery within the first half of said year.

5.4. With regard to the first year of this Agreement, Distributor shall place its written order within 15 (fifteen) days from the beginning of the second quarter following the Effective Date. With regard to all subsequent years, the orders shall be received no later than the 60th day prior to the upcoming quarter.

5.5. Distributor shall forward, together with each written order, an irrevocable letter of credit in the amount of the order ("Letter of Credit").

5.6. It is explicitly agreed between the parties that, in the event Distributor does not meet all or any one of its Minimum Purchase Obligations, it shall be a material breach of this Agreement and MCM shall have the absolute right, at its sole discretion, to terminate this Agreement by giving a thirty (30) days prior written notice to Distributor. If the Agreement is so terminated, no sums or other form of compensation shall be due to MCM from Distributor by reason of Distributor failure to meet its Minimum Purchase Obligations, provided that such failure to meet the Minimum Purchase Obligations by Distributor is not due to or as a result of Distributor's gross negligence, omission, willful malfeasance or fraud.

5.7. Distributor shall provide MCM, on a quarterly basis, and no later than the seventh day of each quarter, with a detailed written report of all sales of Equipment and installations made by the Distributor in the Territory. Such


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report shall include the following: (i) the name, address, and telephone number of the purchaser of the Equipment; (ii) date of sale; (iii) exact location of the Equipment in the purchaser's premises; (iv) names of the contact persons for sales and technical support; and (v) the serial number of the Equipment. In addition such report shall include information regarding repairs and spare parts, all as set forth in Section 11.5 of this Agreement.

6. Right to Terminate

6.1. Either party shall have the right to terminate and cancel this Agreement in accordance with any provision hereunder, or by giving 30 days written notice in the event of any of the following occurring:

A. A significant breach of one or more of said party's obligations hereunder (including without limitations, the Minimum Purchase Obligations), provided such breach is not cured within the said 30 day notice period; or

B. Said party has voluntarily or involuntarily commenced bankruptcy, insolvency, dissolution proceedings or a receiver has been appointed to administer its affairs, and such development or appointment has not been reversed within the said 30 day notice period; or

C. Said party has ceased to do business in the normal course for a period of at least thirty (30) days prior to the giving of the notice of termination.

6.2. In the event of termination or expiration of this Agreement for any reason whatsoever, no sums or other forms of compensation shall be due to Distributor from MCM by reason of good will, loss of future profits, reimbursed investment, severance, or any similar concept or form of termination indemnity.

7. Sales Promotions:

Distributor shall consistently use its best efforts to vigorously promote, maintain and extend and increase the sale of the Equipment in the Territory, and seek to develop new customers in the Territory. In furtherance of that obligation Distributor shall at its own expense, undertake such advertising and promotion as is necessary or appropriate to promote the purchase and use of the Equipment in the Territory including but not limited to the following: (i) to maintain an extensive sales network; (ii) to maintain sufficient inventory of all the Equipment so as to ensure that all orders and repairs may be filled in a timely and efficient Manner; (iii) to hire experienced sales personnel in such numbers as may be reasonably required and to use only appropriate and reputable means of promoting and selling the Equipment; (iv) to engage in proper follow-up and to maintain contact with customers in order to ascertain and fill all their supply requirements with regard to the Equipment, and to respond to all inquiries and to fill all orders in a timely and efficient manner; (v) to provide customers with sufficient printed material, in the local language, and other support in order to promote sales; (vi) to provide all customers with an accurately translated copy of all manuals and instructions. Master copies of all such manuals and instructions shall be provided to Distributor by MCM in English, (vii) to appoint retail dealers only under terms and conditions which are approved in advance and in writing by MCM; and (viii) to participate at


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conventions, sales meetings and trade fairs in the Territory as agreed and in cooperation with MCM.

8. Advertising and Marketing

8.1. Distributor undertakes to ensure that all advertising material will be in accordance with the requirements of the relevant governmental and health authorities, and that all advertising material will be forwarded to MCM for its prior approval prior to publication.

8.2. No later than the seventh (7th) day of each month, Distributor will submit to MCM a detailed report of all marketing activity for the previous month. Such report shall contain a general summary of marketing efforts, as well as full details of all purchases, including: customer name and address, item(s) purchased and the name of the employee of Distributor who performed the installation of the unit at the purchaser's premises.

8.3. MCM undertakes to provide to Distributor the results of any research or tests performed on or using the Equipment insofar as MCM determines that the same will aid Distributor's marketing activity.

9. Expenses

Any and all expenses related to the sales, distribution or advertising of the Equipment in the Territory, including the preparation of any printed or recorded matter, as well as any other expense related to the promotion of sales, including but not limited to the obtaining of any licenses or permits and/or the approval of any government office or authority, shall be borne exclusively by Distributor.

10. Pricing and Terms of Purchase

10.1. The price of an Equipment shall be ______________. The recommended end user price for an Equipment unit shall be ______________ . The price for 1Kg. Ster-cid shall be ______________ . The recommended end user price for 1Kg, Ster-cid shall be ______________ (the "Recommended Price").

10.2. It is expressly understood and agreed that the above price of the Equipment and/or spare parts prices may be amended by MCM at any time, in its sole discretion, and that such Amended price(s) shall become effective thirty
(30) days after written notice is sent to Distributor.

10.3. The price charged by Distributor to its customers for the Equipment, spare parts or service, shall be fixed solely by Distributor, provided that such prices shall not exceed the maximum Recommended Price by more than ______________ of the Recommended Price, nor shall any price charged by Distributor be under ______________ of the Recommended Price, unless approved by MCM in writing and in advance.

10.4. All orders and/or purchases by Distributor shall be according to the following terms:

A. All orders shall be on an Ex Factory basis (i.e., at the manufacturing facility in Israel) and accompanied by an irrevocable Letter of Credit, and issued by a bank acceptable to MCM, for the entire invoice amount.

B. MCM shall have no obligation to fill any order not accompanied by such Letter of Credit.

C. All orders placed as specified above shall be delivered Ex Factory (i.e., at the manufacturing facility in Israel) within 60 days of the receipt of Distributor's order and the acceptance of the Letter of Credit by MCM's bank,


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provided however that MCM shall not be liable for any delay in the execution of the orders. In cases where Distributor places orders in excess of the quantities of the Minimum Purchase Obligations for any given year, date of delivery shall be by agreement between the parties.

D. All payments shall be made directly by Distributor to MCM. Payment by the customer or end user shall only be acceptable in cases where MCM has approved such form of payment in writing and in advance.

10.5. Upon the expiration of the warranty period, and if Distributor did not fulfill its Minimum Purchase Obligation, then Distributor shall purchase the spare parts package (as discussed bellow in Section 11.2) from MCM at its then spare parts catalog price. If Distributor achieves its Minimum Purchase Obligation, then the spare parts package shall remain its own, free of charge. Payment for all spare parts to MCM after the expiration of the warranty period shall be made within 45 days of billing by MCM. Any late payment shall be considered a breach of this Agreement and, further, shall require payment of interest by Distributor at the rate of Prime plus 5%.

11. Service and Spare Parts

As an integral part of its obligations hereunder, Distributor hereby undertakes to provide complete maintenance and repair service to all Equipment sold by Distributor during the term of this Agreement and for one (1) year after the termination of this Agreement.

11.1. Distributor shall submit MCM a written proposal for establishing and maintaining sufficient service outlets and staff within 30 days of the Effective Date (the "Plan"). The Plan shall include an obligation by Distributor to complete all repairs to any part of the Equipment within 24 (twenty-four) hours of the receipt of a telephonic or written request for service from the customer or user of the Equipment.

11.2. (a) In this Agreement the term "spare parts" shall mean any and all parts listed in MCM's spare parts catalog (a copy of which has been marked Appendix `A' and attached hereto as an integral part of this Agreement), including all chemical products used in the Equipment for purposes of processing or disinfecting waste products.

      (b) MCM shall provide Distributor with a complete package of spare parts, free of charge, upon the purchase and delivery of three fully paid Equipment units.

      (c) During the warranty period and subject to the warranty (as set forth section 14 below) MCM shall provide, free of charge, any and all spare parts required in order to repair the Equipment unit sold by the Distributor. If any service or repair is given under warranty, MCM shall be responsible for such expense, provided MCM receives from Distributor a detailed report and bill from Distributor (including the Equipment unit serial number, and if any spare parts were installed) and that such repair is approved by MCM's engineer. For the sake of clarity the parties state that routine maintenance performed under warranty shall be Distributor's expense. If any spare part from the package is used, MCM shall provide Distributor with such new spare parts so that Distributor shall have at all times during the warranty period a complete package of spare parts.


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      (d) Upon the expiration of the warranty period of the first three (3)
purchased units, then Distributor shall purchase the spare parts package from MCM at its then spare parts catalog price. If Distributor achieves its Minimum Purchase Obligation, then the spare parts package shall remain its own, free of charge. Payment for all spare parts to MCM after the expiration of the warranty period shall be made in accordance with Section 10.5 above. Distributor undertakes to maintain a sufficient supply of spare parts, at its own expense, in order to adequately service all Equipment sold in the Territory.

11.3. As part of its Minimum Purchase Obligations in the first year of this Agreement, Distributor shall purchase at least one "loaner" unit at a special discount price to be determined by both parties (the "Loaner"). Distributor shall place the order for the Loaner within 15 days of the execution of this Agreement. In the event of any repair which will not be completed within 24 hours, or which cannot be reasonably completed at the customer's premises, Distributor shall, at its expense, temporarily install the Loaner in place of the Equipment to be repaired, until such time as the properly repaired original Equipment is returned and installed.

11.4. MCM undertakes to make reasonably available to Distributor an experienced engineer for purposes of technical support in all matters related to repair and maintenance. Consultation with such engineer shall be without charge, however, in the event that such support entails the travel of the said engineer outside Israel, Distributor shall be required to pay all expenses for travel, accommodations, etc.

11.5. No later than the seventh day from the end of each quarter Distributor will forward to MCM a written report of all repair activity for the previous quarter, including with respect to usage of spare parts from the spare parts package and the serial number of each Equipment unit that has been repaired. Such report shall include the name of the customer, a detailed description of the problem and the service or repair done, as well as the time used in accomplishing such service or repair.

12. Training of Staff

12.1. MCM hereby undertakes to train Distributor's service managers and technicians in the repair and maintenance of the Equipment. Such training shall take place at MCM in Israel. MCM shall provide such services at its own expense; however all travel and accommodation expenses of Distributor's personnel shall be at Distributor's expense. Further, MCM shall, at Distributors request, train Distributor's customers and/or sales managers in the proper operation of the Equipment. The content, scheduling and duration of all such training shall be determined by MCM.

12.2. It is expressly agreed between the parties that all service, repair and maintenance of the Equipment in the Territory shall be carried out only by qualified service personnel who have completed training, either by MCM or by Distributor's qualified instructor. Any deviation from this provision shall result in the immediate voiding of the warranty covering the relevant Equipment constitute a breach of this Agreement.

12.3. At Distributor's request, MCM shall certify one or more of Distributor's staff as qualified instructors in matters of service, maintenance and repair of the Equipment. At such point, Distributor shall be responsible for the training provided for in this Section 12 and MCM's obligations under this Section 12 shall cease.


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13. Technology, Quality Control, and Insurance:

13.1. MCM represents that the Equipment is under Patent protections in the United States, Israel, Canada and in Australia, and that applications for patents are pending in various other countries, including Israel.

13.2. MCM hereby undertakes to hold Distributor harmless for any claims asserted against Distributor and/or MCM arising out of a claim by any third-party for patent infringement with regard to the proprietary technology which serves as the basis for the Equipment.

13.3. MCM assures Distributor that the Equipment is manufactured under a strict program of quality control. MCM hereby undertakes that each properly working unit, if operated in strict accordance to manufacturer's then current printed instruction manual, shall reduce the amount of live pathogens in the medical waster at least to a level equal to that at which the Equipment performed in the Efficiency Tests attached hereto as part of Appendix "B" (if not previously supplied to Distributor), when checked under identical conditions by the same testing method. MCM hereby reserves the right to alter the aforesaid standard at any time, at its sole discretion, but undertakes that the said standard will at no time fall below the specifications set forth in Appendix "B" attached hereto (if not previously supplied to Distributor), i.e., the minimum requirements of the health authority of the State of New York (effective 1/1/98).

13.4. MCM undertakes to pack the Equipment for marine shipping in an appropriate and secure manner in accordance with the instructions or recommendations of MCM's shipping agent.

13.5. From the time the first shipment of Equipment arrives in the Territory, and throughout the duration of this Agreement, Distributor undertakes to carry products liability insurance in an amount reasonable to products such as the Equipment in the Territory, as well as any other coverage necessary to insure against any and all claims of any party, including Distributors agents and employees, for any reason. Such coverage shall name MCM as an additional insured party and be applicable to the Equipment and spare parts sold in the Territory and, further, shall contain a provision which specifically provides that no right of subrogation shall exist against MCM for any claim made or paid by Distributor's insurance carrier(s). Distributor shall submit copies of all insurance policies for MCM. Further, Distributor hereby irrevocably waives any right of subrogation against MCM which may arise at any time.

14. Warranty

14.1. MCM will provide Distributor with a written warranty for each Equipment unit purchased. Such warranty shall be transferable to the purchaser of the unit and shall guarantee parts and workmanship of the Equipment for one (1) year from the date of purchase. The guarantee shall run between Distributor end the purchaser of any unit, with no privity existing between MCM and such purchaser; whereas the question of responsibility as between MCM and Distributor shall be controlled by the provisions of this Agreement. Such warranty shall explicitly exclude consequential damages (including, but not limited to, lost sales or profits, or damage to goodwill).

14.2. The forgoing warranty is given subject to the condition that MCM shall not be liable for any defect fault or failure of the Equipment which after delivery is caused by: (i) improper storage, neglect, misuse or improper operation; (ii) accident, fire, water, vandalism, or causes other than ordinary use of


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Equipment, or (iii) any alteration or tampering with any item of the Equipment without MCM's prior written approval.

14.3. Withrespect to claims against the warranty, Distributor must notify MCM in writing, providing all information within 30 days after (i) discovery of the defect by Distributor; or (ii) the date Distributor received notice of the claimed defect from its customer during the warranty period hereunder.

15. The Relationship Between the Parties; Indemnification;

15.1. No agency or any other relationship other than one as between principal and independent distributor is created hereby. Distributor shall be conclusively construed to be an independent contractor and not an employee, and Distributor and shall not represent itself to be MCM's agent. Distributor is neither authorized to act as agent for MCM, nor to represent, or have any authority to bind MCM in any matter not specifically provided for in this Agreement.

15.2. Distributor shall be solely responsible for its activities. All sales made by Distributor shall be it its own name, for its own account, and at its own risk. Distributor shall hold MCM harmless and indemnify it to the fullest extent permitted by law, for the consequences of any of its actions, errors and/or omissions and, further, shall immediately reimburse MCM, at MCM's first demand, for any costs or expenses, including legal judgments and legal costs, which MCM may incur in defense of, or as a consequence of any of Distributor's commercial activity.

15.3. Subject to the warranty as set forth in Section 14 above, Distributor hereby undertakes to hold MCM harmless and indemnify it to the fullest extent permitted by law, for any claims asserted against Distributor and/or MCM arising out of any claim by any third-party with regard and in connection with the Equipment, except there was real practice in the production of the Equipment by MCM.

15.4. Distributor agrees to indemnify MCM from and against any claim or damages and expenses caused by or arising out of Distributor's gross negligence or willful wrongdoing or mishandling or repacking of the Equipment.

15.5. MCM shall hold Distributor harmless and indemnify him as set forth in
Section 13.2 above.

16. Prohibition of Assignment The Distributor shall not have the right to transfer or delegate in whole or in part any of its rights or obligations hereunder to any other party without the prior written consent of MCM. Distributor shall notify MCM in advance of any change in control and or management of Distributor. Any such change without MCM's prior written consent shall constitute a breach of this Agreement by Distributor.

17. Non-Compete: The Distributor shall not distribute, manufacture, represent, deal in, offer or promote in any other way, directly or indirectly, products or spare parts which are similar to, or in any way likely to compete with, the Equipment for the duration of this Agreement and for a period of two (2) years thereafter, without the prior written consent of MCM.


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18. Confidentiality:

Distributor acknowledges that, in the context of its relationship with MCM, it will be put into possession of certain confidential and/or proprietary information which is the sole and exclusive property of MCM. Distributor, as well as any of its employees or agents shall have an absolute obligation of confidentiality to MCM with regard to all proprietary information, including but not limited to technical material, research and marketing, pricing practices, terms of sales, commercial information or strategy. This clause shall remain in effect during the term of this Agreement, and for five (5) years following its termination or expiry.

19. Trademarks, Proprietary Rights:

19.1. Distributor acknowledges and recognizes that all proprietary rights in the Equipment, including without limitation, any patents, patent applications, and/or design patents and/or trademarks and/or trade names and/or logos and/or trade secrets are owned by, or have been licensed to MCM. Distributor affirms that it has never had, does not have, will not claim, and will not make any representations to third parties that it has any proprietary rights in the Equipment or the accompanying materials, manuals or literature.

19.2. In connection with its performance hereunder, Distributor shall have the right to use the trademarks and trade names of MCM. This Agreement shall not constitute a license to use MCM's trademarks or trade names for any other purpose, and upon any expiration or termination of this Agreement, the use by Distributor of any such trademarks shall cease.

20. Governing Law; Settlement of Disputes:

20.1. This Agreement, and all matters relating to it, shall be governed and construed in accordance with the substantive and procedural laws of the State of Israel.

20.2. Any disputes arising out of, or in any way related to, this Agreement shall be referred to the decision of a single arbitrator in Tel Aviv, Israel. The arbitrator shall be agreed upon between the parties or, to be appointed by the Chairman of the Israel Bar Association, and his decision shall bind the parties.

21. Force Majeure Each of MCM and Distributor shall not be liable for any delay or failure to perform its obligations due to any cause beyond its reasonable control, including without limitations: fire, accident, war, riot, civil disorder, embargo, strike, sabotage, labor disputes, act of god, government order.

22. Miscellaneous

22.1. This Agreement is the only valid agreement between the parties and any prior agreements; understandings, representations and/or negotiations between the parties, whether oral or in writing, shall no longer be valid or binding between them.

22.2. This Agreement represents the entire agreement between the parties and may not be altered except in writing when signed by both parties hereto.

22.3. The headings contained in this Agreement are solely for the convenience of the parties and shall not be construed as an actual part of this Agreement.


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22.4. In the event that one or more provisions contained in this Agreement should for any reason be held to be unenforceable in any respect, the unenforceability of such provision shall not in and of itself invalidate this Agreement, but this Agreement shall be construed to the maximum extent practicable as if such unenforceable provision had not been contained herein.

22.5. Any and all notices given in relation to this Agreement shall be in writing and delivered to the parties hereto by registered mail to their respective addresses as set forth in the Preamble to this Agreement.

























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